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                                                                     EXHIBIT 8.1

                                  Law Offices
                                       of
                                RANDY K. JOHNSON
                           a Professional Corporation
                         139 E. South Temple, Suite 510
                           Salt Lake City, Utah 84111
Phone: (801) 537-1230                                      Fax: (801) 364-7365



                                August 4, 1997

United Park City Mines Company
P.O. Box 1450
Park City, Utah 84060

          RE:       UNITED PARK CITY MINES COMPANY
                    RIGHTS OFFERING
                    TAX OPINION

Gentlemen:

          In response to your request, we set forth herein our opinion as to certain federal income tax issues relating to the distribution, holding, and exercise of the Rights as described in the Prospectus filed with the Securities and Exchange Commission as Part I of a Registration Statement on Form S-3 for United Park City Mines Company.

          The following opinion is based on the facts set forth in the Prospectus and the related documents and exhibits, and on existing Code provisions, regulations and their administrative and judicial interpretations. If any of the facts are not correct, or if changes in the law occur, part or all of our opinion could be modified or, in some circumstances, withdrawn. Our opinion set forth below does not cover all federal income tax issues and does not provide certainty as to the outcome of any tax issue. Our opinion has no binding effect or official status of any kind. The Internal Revenue Service may take a position contrary to our opinion, and if the matter is litigated, a court may reach a decision contrary to our opinion.

          Based upon the facts, law, and assumptions as described above, in our opinion the summary of federal income tax consequences set forth in the Prospectus to the extent it constitutes statements of law or legal conclusions, is, in all material respects, a complete and accurate summary of the federal income tax consequences occurring as a result of the distribution and exercise of Rights.

                              Very truly yours,


                              /s/ Randy K. Johnson, P.C.